EXHIBIT 16.1







U.S. Securities and Exchange Commission
100 F Street, NE
Washington, DC 20549-6010

Dear Sir/Madam:

We are the predecessor independent registered public accounting firm for China Voice Holding Corp. (the "Company"). We have read the Company's disclosure set forth in Item 4.01, "Changes in Registrant's Certifying Accountant", of the Company's Current Report on Form 8K dated February 9, 2010 (the "Current Report") and are in agreement with the disclosure in the Current Report insofar as it pertains to our firm.

Yours faithfully,

/s/ Jimmy C.H. Cheung & Co.

JIMMY C.H. CHEUNG & CO.
Certified Public Accountants
Hong Kong

Date:     February 9, 2010